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Blockbuster Inc.

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The following press release was issued by Blockbuster Inc. on April 18, 2005.

BLOCKBUSTER REAFFIRMS CORPORATE STRATEGY

Addresses Icahn’s Statements

DALLAS — April 18, 2005 – John Antioco, Chairman and Chief Executive Officer of Blockbuster Inc., today sent a letter to Carl Icahn to reaffirm Blockbuster’s corporate strategy and address potentially misleading statements made by Mr. Icahn in his letter dated April 7, 2005.

A copy of Mr. Antioco’s letter to Mr. Icahn is attached in its entirety.

Stockholders of Blockbuster are urged to read Blockbuster’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, which contains important information regarding Blockbuster’s Annual Meeting to be held on May 11, 2005. Stockholders of Blockbuster and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by Blockbuster with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free at 1-800-607-0088.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home move and game entertainment with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

This news release and the letter attached as part of this news release contain forward-looking statements made in response to a letter dated April 7, 2005, from Mr. Carl Icahn to Mr. John F. Antioco, Blockbuster’s Chairman and Chief Executive Officer. These forward-looking statements respond to Mr. Icahn’s comments and suggestions with respect to Blockbuster’s operations, strategy, compensation and other expenditures. Specific forward-looking statements made on behalf of Blockbuster include, without limitation, statements relating to (i) Blockbuster’s overall strategies to offset the risks facing its industry; (ii) Blockbuster’s current primary initiatives for long-term growth, in particular its “No Late Fees” program and its online initiatives; (iii) Blockbuster’s priorities and expectations with respect to its primary initiatives and its plans to offset the costs associated with these initiatives during 2005; and (iv) the anticipated negative impacts on Blockbuster if Mr. Icahn’s proposals and requests were to be implemented. Blockbuster’s forward-looking statements are based on management’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late Fees” program and its online initiatives, and the related impact of competitor pricing and product and service offerings; (ii) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (iii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control operating expenses; (iv) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (v) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (vi) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the headings “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

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BLOCKBUSTER REAFFIRMS STRATEGY Page 2

Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Senior Director, Corporate Communications (214) 854-3190

Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863 or Angelika Torres Director, Investor Relations (214) 854-4279

April 18, 2005

Mr. Carl C. Icahn

767 Fifth Avenue

New York, NY 10153

Dear Mr. Icahn,

The Board of Directors and I have reviewed the issues raised in your April 7, 2005, letter. We strongly object to your criticism and believe that it is both inaccurate and potentially misleading to our other shareholders.

Since late 2003, Blockbuster has been following a well-planned and broadly communicated strategy that is essential to confront the significant challenges facing our industry. This strategy, which is designed to revitalize our core rental business and create alternative revenue sources, is working. We believe abandoning this strategy would be shortsighted and could bring about a precipitous drop in our future cash flow from which there may be no recovery.

A key feature of our growth strategy is the recently introduced “End of Late Fees” program, which directly addresses the major problem customers had with their movie rental experience. The program also positions us better to compete with home entertainment options that do not have late fees, including retail DVD, pay-per-view and VOD. To date, the “End of Late Fees” program is producing the desired results. Since the first of January when we introduced the program, we have had positive growth in active membership for the first time in nearly two years.

Another critically important initiative – and the only significant investment we intend to make this year - is our online rental business. Blockbuster is uniquely positioned to compete in this fast growing business. Given the views of leading industry experts that within three years online rental could represent 20% to 30% of movie rental revenues, it is imperative that we pursue this opportunity, which we believe will mean hundreds of millions of dollars in future operating income for our company.

Furthermore, your characterization of Blockbuster’s essential investments in the business as a “spending spree” is simply wrong. We are prioritizing new initiatives, investing wisely for the future and cutting costs aggressively. We have cut 2005 capital spending by over $100 million from last year and reduced corporate overhead by $70 million on an annualized basis. Additionally, to reduce costs further and better focus our resources, we have put our game initiative, as well as the marketing of our movie trading business, on hold until 2006.

Regarding our dividend policy, during 2004 Blockbuster paid a one-time dividend of $5 per share in addition to its normal quarterly dividends. As a result, our shareholders received a total of $920 million in dividends in 2004. We have consistently said that once we have successfully executed our business initiatives and delivered on our strategic plan, we would consider paying increased quarterly dividends or repurchasing stock.

Your suggestion that we now pay an additional $330 million in dividends would not be financially responsible. The constraints of our capital structure and the realities of a declining video rental market do not allow it. We truly believe that following such a course would be tantamount to a liquidation strategy and destructive to shareholder value.

Mr. Carl C. Icahn

April 18, 2005

In regards to our market cap, from the time of the split-off in mid-October until the end of 2004, Blockbuster’s stock price increased 18%. The newspaper article you quote, which states Blockbuster’s market cap declined by almost half last year, is inaccurate. That calculation does not properly adjust for the $5 special dividend that we paid to shareholders in 2004 and the more than $900 million in debt we incurred to make that dividend payment.

As to your comment about ensuring that any offers for the company “see the light of day,” if you have or know of any legitimate offers, please send them our way. We are always willing to consider legitimate offers. As you are aware, Viacom considered a number of alternatives for the separation of Blockbuster. This included extensive discussions over the course of a year with numerous financial investors about a potential sale of Blockbuster.

On a more personal note, the figure you reference in regards to my 2004 compensation is not correct as it takes into account compensation that has not yet been earned or paid. Our independent directors and their advisors specifically designed my compensation package to achieve a payout over the next five years in order to align my interests with the interests of Blockbuster’s shareholders.

In closing, Blockbuster is engaged in a strategy that requires tremendous focus and enthusiastic execution by all our employees. The turmoil and uncertainty you have created threaten to distract the organization and jeopardize our success and could prove damaging to shareholder value.

The Board of Directors and I are committed to build and fight for the future of Blockbuster.

Sincerely,

/signed/

John F. Antioco Blockbuster Chairman & CEO

Blockbuster is including cautionary statements relating to “forward-looking statements” in its press release today that includes a copy of this letter; those cautionary statements are incorporated by reference into this letter.